Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION OF PROSPERITY

The following unaudited pro forma consolidated combined statement of income of Prosperity for the year ended December 31, 2012, is presented to show the impact on Prosperity’s historical financial position and results of operations of the completion by Prosperity of the American State Financial Corporation (“American State”) acquisition, which was completed on July 1, 2012. The unaudited pro forma consolidated combined statement of income does not reflect the pro forma effect of any other acquisition by Prosperity completed during the year ended December 31, 2012.

As a result of the American State merger, shareholders of American State received 3.4110 shares of Prosperity common stock, with cash paid for fractional share interests, and $71.42 in cash, for each share of American State common stock they owned.

The unaudited pro forma consolidated combined statement of income assumes that the acquisition was completed on January 1, 2012. The adjustments are based on information available and certain assumptions that Prosperity believes are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time and no such costs or any cost savings are reflected in the pro forma consolidated combined financial statements.

The following information should be read in conjunction with and is qualified in its entirety by Prosperity’s consolidated financial statements and accompanying notes.

The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the acquisition been in effect as of the date or for the period presented.

Unaudited Pro Forma Consolidated Combined Statement of Income

For the Year Ended December 31, 2012(a)

	Prosperity Historical	American State Financial Corporation Historical	Adjusted Prosperity Proforma Subtotal	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$271,324	$32,159	$303,483	$23,607	(b)	$327,090
Securities	148,374	22,440	170,814	(6,852	)(c)	163,962
Federal funds sold and other temporary investments	144	104	248	—		248

Total interest income	419,842	54,703	474,545	16,756		491,301

Interest expense:
Deposits	34,486	4,295	38,781	—		38,781
Federal funds purchased, other borrowings and securities sold under repurchase agreements	2,057	622	2,679	—		2,679
Junior subordinated debentures	2,593	—	2,593	—		2,593

Total interest expense	39,136	4,917	44,053	—		44,053

Net interest income	380,706	49,786	430,492	16,756		447,248
Provision for credit losses	6,100	1,576	7,676			7,676

Net interest income after provision for credit losses	374,606	48,210	422,816	16,756		439,572

Noninterest income:
Customer service fees	61,282	9,406	70,688	—		70,688
Other	14,253	9,264	23,517	—		23,517
Gain on sale of loans	—	2,099	2,099	—		2,099
Gain on sale of securities	—	45,889	45,889	—		45,889

Total noninterest income	75,535	66,658	142,193	—		142,193

Noninterest expense:
Salaries and employee benefits	115,505	32,134	147,639	(3,511	)(d)	144,128
Net occupancy expense and depreciation	25,398	3,133	28,531	—		28,531
Data processing	9,445	1,136	10,581	(682	)(d)	9,899
Core deposit intangible amortization	7,229	25	7,254	883	(e)	8,137
Other	40,880	30,702	71,582	(2,530	)(d)	69,502

Total noninterest expense	198,457	67,130	265,587	(5,840)		259,747

Income before federal income taxes	251,684	47,738	299,422	22,596		322,018
Provision for federal income taxes	83,783	16,115	99,898	7,909	(f)	107,807

Net income	$167,901	$31,623	$199,524	$14,687		$214,211

Basic earnings per share:
Earnings per share	$3.24	$12.65	$3.93			$3.77
Weighted average shares outstanding	51,794	2,499	50,770			56,881

Diluted earnings per share:
Earnings per share	$3.23	$12.65	$3.92			$3.76
Weighted average shares outstanding	51,941	2,499	50,924			57,035

See accompanying notes to unaudited pro forma consolidated combined financial information.

Notes to Unaudited Pro Forma Consolidated Combined Financial Information

(dollars in thousands)

Note 1. Estimated Operational Cost Savings

Prosperity anticipates operational cost savings in connection with the acquisition of American State. Prosperity anticipates that these savings will occur through the combination of back office operations and elimination of duplicate general operations, administrative and salary and benefits expense. Estimated cost savings are not presented as part of the pro forma adjustments and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 2. Anticipated Reduction in Fee Income

Prosperity anticipates loss of income related to reduced NSF fee income and debit and ATM card income. The combined company will be subject to the Durbin Act which imposes limits on debit and ATM card income. Such amounts are not presented as part of the pro forma adjustments.

Note 3. Pro forma Adjustments and Assumptions:

The following pro forma adjustments have been reflected in the unaudited pro forma consolidated combined income statement. All adjustments are based on current assumptions and valuations, which are subject to change.

(a)	The closing date of the ASB transaction is as of July 1, 2012 and as such the historical data is reported through the closing date or December 31, 2012, whichever is earliest.

(b)	Loans are evaluated for fair value adjustment in accordance with the acquisition method of accounting under accounting principles generally accepted in the United States of America. This adjustment represents the full year effect of estimated accretion related to the write-down of loans acquired in the American State acquisition not already included in Prosperity’s historical information.

(c)	This adjustment represents the estimated full twelve month effect of amortization of $6.6 million related to the write-up of American State’s securities to market value as part of the purchase accounting transactions and the estimated full year effect of loss of investment income related to the cash portion of the merger consideration in the American State acquisition not already included in Prosperity’s historical information, using an assumed reinvestment rate of 0.25% and calculated as follows:

Cash portion of American State merger consideration	$178,500
Assumed annual federal funds reinvestment rate	0.25%

Total annual adjustment to interest income	$446
Full year effect to Prosperity (six months)	$223
Total loss of investment income for the year ended December 31, 2012	$223

(d)	This adjustment represents the reversal of one-time merger related expenses which are included in Prosperity’s historical numbers.

(e)	This adjustment represents the full twelve month effect of amortization not already included in Prosperity’s historical information on core deposit intangibles of $12.4 million that were acquired in the acquisition of American State and amortized on an accelerated basis over ten years.

(f)	This adjustment represents the net federal income tax effect of the pro forma adjustments using Prosperity’s statutory tax rate of 35.0%.